UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                    FORM 8-K



                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                December 20, 2000
                                (Date of earliest
                                 event reported)



                           COMMONWEALTH EDISON COMPANY
             (Exact name of registrant as specified in its charter)




     Illinois                         1-1839                       36-0938600
 (State or other                      (SEC                       (IRS Employer
 jurisdiction of                   file number)                 Identification
 incorporation)                                                      Number)



                      37th Floor, 10 South Dearborn Street
                               Post Office Box 767
                          Chicago, Illinois 60690-0767
                    (Address of principal executive offices)

               Registrant's telephone number, including area code:
                                 (312) 394-4321

Item 5.  Other Events

Commonwealth Edison Company (ComEd) has proposed to transfer its nuclear generating stations to a new generating company (Exelon Genco) that will be a subsidiary of ComEd's parent company, Exelon Corporation. In connection with the proposed transfer of the nuclear generating stations, ComEd asked the Illinois Commerce Commission (ICC) to approve the continued recovery of decommissioning costs after the proposed transfer.

On December 20, 2000, the ICC issued an order finding that the ICC has the legal authority to permit ComEd to continue to recover decommissioning costs from customers for the six-year term of the power purchase agreements between ComEd and Exelon Genco. Under the ICC order, upon a transfer of the nuclear stations to Exelon Genco , ComEd will be permitted to recover $73 million per year from customers for decommissioning for the years 2001-2004. In 2005 and 2006, ComEd can recover up to $73 million annually, depending upon the portion of the output of the former ComEd nuclear stations that ComEd purchases from Exelon Genco. Subsequent to 2006, there will be no further recoveries of decommissioning costs from customers. The ICC order also provides that any surplus funds after the nuclear stations are decommissioned must be refunded to customers.

The amount of recovery in the ICC order is less than the $84 million amount ComEd currently recovers annually and is less than the $121 million per year for six years requested by ComEd. ComEd is currently evaluating the order and has not determined whether it will appeal the order.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                              COMMONWEALTH EDISON COMPANY


                                              /S/  Ruth Ann M. Gillis
                                              --------------------------------
                                              Principal Financial Officer



December 22, 2000